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                                                                    EXHIBIT 23.5

                      CONSENT OF DEAN WITTER REYNOLDS INC.

     We consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of C.I.S. Technologies, Inc. included in Annex B to the Proxy Statement/Prospectus that is a part of such Registration Statement, and to the references to such letter and our firm in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          DEAN WITTER REYNOLDS INC.

New York, New York
April 19, 1996